Exhibit 99.1

Heritage Reports Second Quarter 2026 Results

Tampa, FL – August 5, 2026: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter of 2026 financial results.

Second Quarter 2026 Result Highlights

•
Record second quarter net income of $61.7 million, an increase of 28.5% from net income of $48.0 million in the prior-year quarter.
•
Earnings per share increased 32.3% to $2.05 per diluted share in the second quarter, as compared to $1.55 per diluted share in the prior-year quarter.
•
Year-to-date net income of $98.2 million and earnings per share of $3.23 per diluted share, up from $78.5 million and $2.54 per diluted share for the six months ended June 30, 2025.
•
Total revenue increased 3.0% to $214.2 million from $208.0 million in the prior-year quarter.
•
Net loss ratio improved 8.1 percentage points to 30.4%, from 38.5% in the prior-year quarter.
•
Net combined ratio improved by 8.0 percentage points to 64.9%, from 72.9% in the prior-year quarter.
•
Annualized return on average equity of 45.4% for the second quarter with shareholders’ equity up 48.1% year-over-year.
•
Book value per share increased to $19.09 which is an increase of 16.5% from year end 2025 and was up 54.5% from the prior-year quarter.
•
Second quarter cash flow from operations of $166.5 million, an increase of 277% as compared to the prior-year quarter.
•
Repurchased 1,001,508 shares of common stock at a cost of $24.6 million in 2026.
•
Started writing business in Texas on a surplus lines basis.

Ernie Garateix, Heritage’s CEO, commented, “Several years ago, our focus was on improving profitability, strengthening the balance sheet, and reducing volatility in our financial results. Today, we are generating record earnings, producing substantial excess capital and beginning to see encouraging signs that the foundation we have built can support future growth. We believe Heritage has evolved into a stronger, more diversified and more resilient business, operating as a super-regional insurance carrier with opportunities to deploy capital across multiple geographies, products and distribution channels. That flexibility allows us to dynamically allocate capital to the most attractive risk-adjusted return opportunities while maintaining the underwriting discipline that has defined our transformation.”

Mr. Garateix continued, “Despite the significant progress we have made over the last several years, we do not believe our current valuation fully reflects the strength of our earnings profile, the durability of our results, or the growth opportunities ahead. As a result, we have repurchased more than one million shares of our common stock year to date because we believe our shares continue to trade below intrinsic value, while we are also still preserving substantial capacity to support future growth. Despite increased competition across many markets, our analytics, team and infrastructure position Heritage to grow prudently while sustaining profitability and underwriting discipline.”

Strategic Profitability Initiatives

These initiatives will remain in place while the Company also expands its strategy to include its 2026 initiatives:

•
Generating underwriting profit through rate adequacy and continued selective underwriting.
•
Allocating capital to products and geographies that maximize long-term returns.
•
Targeting a balanced and diversified portfolio.

To continue its progress, the Company expects to also focus on the following profitability initiatives in 2026:

•
Target geographies for new business, while closely managing risk and exposure.

Exhibit 99.1

•
Continue persistent underwriting discipline and focus on rate adequacy while driving prudent top line growth.
•
Enhance data driven analytics using AI and other technology tools.
•
Continue the refinement of customer service and claims capabilities.
•
Leverage infrastructure and capabilities to foster future growth, which includes our entry to the State of Texas on an excess and surplus lines basis.
•
Act as opportunities emerge which will continue our diversification and expansion over the next several years.
•
Expand our relationship with reinsurance partners to expand capacity and manage volatility while pursuing growth.

Capital Management

The Board of Directors has continued the suspension of the Company's quarterly dividend as it prioritizes strategic growth opportunities and will reassess dividend distributions each quarter. On May 7, 2026, the Board authorized a new $50.0 million share repurchase program, replacing the prior authorization effective through December 31, 2026. During the second quarter of 2026, the Company repurchased in aggregate 631,024 shares for approximately $14.6 million under the share repurchase programs and has repurchased 1,001,508 shares for approximately $24.6 million in 2026. The company has $37.4 million remaining on the existing authorization.

Results of Operations

The following table summarizes results of operations for the three and six months ended June 30, 2026, and 2025 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30				Six Months Ended June 30
	2026	2025	Change		2026	2025	Change

Total revenues	$214,195	$208,035	3.0%		$426,854	$419,554	1.7%
Net income	$61,710	$48,024	28.5%		$98,194	$78,498	25.1%
Earnings per share	$2.05	$1.55	32.3%		$3.23	$2.54	27.2%

Book value per share	$19.09	$12.36	54.5%		$19.09	$12.36	54.5%
Return on equity *	45.4%	53.9%	(8.5)	pts	36.6%	46.6%	(10.0)	pts

Underwriting summary
Gross premiums written	$388,441	$410,968	(5.5)%		$735,187	$766,965	(4.1)%
Gross premiums earned	$351,153	$353,594	(0.7)%		$704,716	$707,422	(0.4)%
Ceded premiums	$(150,029)	$(157,278)	(4.6)%		$(303,899)	$(311,072)	(2.3)%
Net premiums earned	$201,124	$196,316	2.4%		$400,817	$396,350	1.1%

Ceded premium ratio	42.7%	44.5%	(1.8)	pts	43.1%	44.0%	(0.8)	pts

Ratios to Net Premiums Earned:
Loss ratio	30.4%	38.5%	(8.1)	pts	38.1%	44.2%	(6.1)	pts
Expense ratio	34.5%	34.4%	0.1	pts	34.8%	34.6%	0.2	pts
Combined ratio	64.9%	72.9%	(8.0)	pts	72.9%	78.8%	(5.9)	pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Exhibit 99.1

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Second Quarter 2026 Results:

Second quarter 2026 net income increased to $61.7 million, or $2.05 per diluted share, compared with $48.0 million, or $1.55 per diluted share, in the prior-year quarter. The increase was primarily driven by lower losses and higher revenue. Revenue growth reflected lower ceded premiums, which increased net premiums earned, as well as higher investment income from a larger invested asset base. Net losses decreased primarily due to favorable prior-year loss development and lower weather-related losses.

Premiums-in-force were $1.41 billion, down 1.4% from $1.43 billion in the second quarter of 2025, primarily due to commercial residential premium reductions resulting from competitive pricing pressure.

Gross premiums written decreased 5.5% to $388.4 million from $411.0 million in the prior-year quarter, primarily reflecting lower commercial residential premiums, partially offset by growth in personal lines. The Florida commercial residential market remains highly competitive and management continues to emphasize underwriting discipline and adequate profitability by writing business that meets Heritage’s pricing and risk standards. Commercial premiums are expected to level off in the second half of the year as we continue to grow business outside of Florida where business conditions are more favorable while leveraging our strong Florida agency network.

Gross premiums earned were $351.2 million, compared with $353.6 million in the prior-year quarter, reflecting the decline in commercial residential business due to the competitive market conditions discussed above.

Ceded premiums decreased 4.6% to $150.0 million from $157.3 million in the prior-year quarter. The reduction in ceded premiums reflected the decrease in the northeast net quota share program which was effective December 31, 2025 and one month of savings driven by the improved pricing of our June 2026 CAT XOL program. The CAT XOL placement generated treaty-year expense savings of $63.2 million, of which seven-twelfths will be recognized in 2026.

In addition, Heritage successfully completed the placement of its catastrophe excess of loss reinsurance program with higher coverage levels than the prior-year while achieving a lower total and risk-adjusted cost. As operating and reinsurance costs improve, the Company expects policyholders to benefit through more competitive pricing while continuing to maintain appropriate underwriting margins. This should also favorably impact ceded premiums over the next four quarters.

Net premiums earned increased 2.4% to $201.1 million from $196.3 million in the prior-year quarter, driven by lower ceded premiums more than offsetting the decrease in gross written premiums.

Total revenue increased 3.0% to $214.2 million, reflecting higher net premiums earned and increased investment income. Net investment income rose 17.3% to $10.6 million in the second quarter of 2026 from $9.0 million in the prior-year quarter, driven by growth in invested assets. The investment portfolio remains conservatively positioned, emphasizing high-quality fixed-income investments with asset durations closely matched to liabilities.

Net losses and LAE were $61.1 million, down $14.6 million from $75.6 million in the prior-year quarter. The net loss ratio improved 8.1 points to 30.4% from 38.5% in the same quarter last year. Net weather losses for the current accident quarter were $11.5 million, compared with $12.5 million in the prior-year quarter. Net favorable prior-year loss development was $23.4 million in the second quarter of 2026, compared with $2.3 million in the prior-year quarter.

The net expense ratio was 34.5%, essentially flat compared with 34.4% in the prior-year quarter. Policy acquisition costs increased 5.5% year over year, primarily due to lower ceding commissions following a 2025 year end reduction in the net quota share reinsurance program. General and administrative expenses decreased 2.5%, reflecting lower regulatory costs and municipality tax expenses.

The net combined ratio improved 8.0 points to 64.9% from 72.9% in the prior-year quarter, primarily driven by the lower net loss ratio discussed above.

Exhibit 99.1

The effective tax rate was 24.9% compared to 23.8% in the prior-year quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate is 1.1 points higher than the prior-year quarter, with the variance driven by pre-tax income and permanent items. The effective tax rate can fluctuate throughout the year as income changes and estimates used in each quarterly tax provision are updated with additional information.

Supplemental Information:

Policies-in-force:	Q2 2026	Q2 2025	% Change
Personal Residential	338,817	357,294	(5.2)%
Commercial Residential	3,140	2,992	4.9%
Other	8,930	9,823	(9.1)%
Total	350,887	370,109	(5.2)%

Premiums-in-force:
Personal Residential	1,162,853,241	1,148,876,238	1.2%
Commercial Residential	236,726,188	271,156,884	(12.7)%
Other	10,010,765	9,458,112	5.8%
Total	1,409,590,194	1,429,491,234	(1.4)%

Total Insured Value:
Personal Residential	318,809,611,090	319,578,562,554	(0.2)%
Commercial Residential	49,442,769,123	45,455,781,220	8.8%
Total	368,252,380,213	365,034,343,774	0.9%

Book Value Analysis:

Book Value Per Share	As Of
	June 30, 2026	December 31, 2025	June 30, 2025
Numerator:
Common stockholders' equity	$567,728	$505,251	$383,302
Denominator:
Total Shares Outstanding	$29,732,416	$30,833,776	$31,017,570
Book Value Per Common Share	$19.09	$16.39	$12.36

Book value per share was $19.09 at June 30, 2026, an increase of 16.5% from December 31, 2025 and an increase of 54.5% from June 30, 2025. The increase in stockholders' equity from December 31, 2025 was primarily driven by net income, partially offset by a $4.9 million net-of-tax increase in unrealized losses on the Company’s fixed income securities portfolio and the $24.6 million paid to repurchase 1,001,508 shares of common stock in 2026. The decline in the number of shares outstanding was driven by the repurchase of common stock and shares surrendered which was partially offset by the issuance of restricted stock this quarter. The increase in average stockholders’ equity of 52.9% over the prior-year quarter caused the ROAE for the prior-year quarter to be higher than the current year quarter, despite higher net income for the current year quarter.

The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates, with the increase in unrealized losses driven by higher interest rates during the year. Heritage does not anticipate a need to sell investments in advance of their maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.4 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration, high credit quality portfolio.

Conference Call Details:

Thursday, August 6, 2026– 9:00 a.m. ET

North American Dial-in Numbers Toll Free: 1-888-346-3095

International Dial In: 1-412-902-4258

Webcast: To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2026	December 31, 2025
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$801,910	$713,237
Equity securities, at fair value	816	1,064
Other investments, net	1,259	1,285
Total investments	803,985	715,586
Cash and cash equivalents	587,597	559,274
Restricted cash	13,782	13,307
Accrued investment income	7,507	6,556
Premiums receivable, net	94,034	95,331
Reinsurance recoverable on paid and unpaid claims, net	305,175	318,588
Prepaid reinsurance premiums	460,694	307,039
Deferred income tax asset, net	6,003	5,855
Deferred policy acquisition costs, net	68,921	64,544
Property and equipment, net	27,715	28,254
Right-of-use lease asset, finance	11,374	12,598
Right-of-use lease asset, operating	6,086	4,878
Intangibles, net	27,147	30,189
Other assets	32,416	33,823
Total Assets	$2,452,436	$2,195,822
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$481,997	$579,477
Unearned premiums	738,384	707,923
Reinsurance payable	501,033	232,801
Long-term debt, net	71,287	78,428
Advance premiums	26,635	19,164
Income tax payable, net	5,660	4,282
Accrued compensation	6,618	8,844
Lease liability, finance	14,254	15,587
Lease liability, operating	6,293	5,800
Accounts payable and other liabilities	32,547	38,265
Total Liabilities	$1,884,708	$1,690,571
Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	359,501	365,736
Accumulated other comprehensive loss, net of taxes	(15,446)	(10,555)
Treasury stock, at cost	(157,773)	(133,183)
Retained earnings	381,443	283,250
Total Stockholders' Equity	567,728	505,251
Total Liabilities and Stockholders' Equity	$2,452,436	$2,195,822

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE:
Gross premiums written	$388,441	$410,968	$735,187	$766,965
Change in gross unearned premiums	(37,288)	(57,374)	(30,471)	(59,543)
Gross premiums earned	351,153	353,594	704,716	707,422
Ceded premiums	(150,029)	(157,278)	(303,899)	(311,072)
Net premiums earned	201,124	196,316	400,817	396,350
Net investment income	10,595	9,034	20,462	17,609
Net realized (losses) gains on debt securities and other investments	(37)	4	(21)	—
Other revenue	2,513	2,681	5,596	5,595
Total revenue	214,195	208,035	426,854	419,554
EXPENSES:
Losses and loss adjustment expenses	61,057	75,620	152,654	175,027
Policy acquisition costs	45,510	43,146	90,845	88,961
General and administrative expenses	23,778	24,399	48,687	48,260
Total expenses	130,345	143,165	292,186	312,248
Operating income	83,850	64,870	134,668	107,306
Interest expense, net	1,690	1,880	3,468	4,306
Income before taxes	$82,160	$62,990	$131,200	$103,000
Income tax expense	20,450	14,966	33,006	24,502
Net income	$61,710	$48,024	$98,194	$78,498
Weighted average shares outstanding
Basic	30,017,180	31,004,218	30,349,056	30,851,022
Diluted	30,076,443	31,063,481	30,408,347	30,910,285
Earnings per share
Basic	$2.06	$1.55	$3.24	$2.54
Diluted	$2.05	$1.55	$3.23	$2.54

Exhibit 99.1

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release and on our earnings conference call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release and our earnings conference call include forward-looking statements, including statements relating to our strategic initiatives for 2026 and our ability to profitably grow our business and deliver value to our shareholders either organically or through accretive business opportunities; our ability to take advantage of emerging opportunities; our positioning to deliver managed growth with rate adequacy in our markets and our intent not to write policies that we believe are underpriced or do not meet our underwriting standards; our expectations and plans regarding our margins and maintaining adequate margins; our expectations and plans regarding premiums, including premium growth and ceded premium outlook; our beliefs regarding commercial residential market competitiveness, generally, and pricing pressure in Florida, specifically; our expectations regarding our catastrophe excess of loss program; our capital allocation strategy, including our Board’s evaluation of dividend distributions and share repurchases and our evaluation of the intrinsic value of our common stock; our new geography and product diversification and expansion strategy, including our plans relating to building relationships in any new market; our focus on underwriting discipline, exposure management and rate adequacy in existing and new geographies, leveraging our scale, continued enhancement of data and AI-driven analytics and our other strategic priorities for 2026; and our expectations regarding our financial results in 2026 and beyond and the drivers of such results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on artificial intelligence as a tool in creating and using such models; the impact of macroeconomic and geopolitical conditions, including the impact of interest rates, supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 12, 2026, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagecompanies.com